RiverSource Life Insurance Company

70100 Ameriprise Financial Center

Minneapolis MN 55474

1.800.862.7919

Indexed Loan Endorsement

This endorsement is made a part of the policy to which it is attached. It changes certain terms of the policy. If there is a conflict between this endorsement and the policy, including any attached riders and endorsements, the terms and provisions in this endorsement take precedence.

The following definitions in the DEFINITIONS section of Your policy are hereby deleted in their entirety and replaced with the following:

Fixed Account

The portion of the Policy Value held in our general investment account, not including the Loan Collateral Account, that earns interest at a fixed rate not less than the guaranteed interest rate as shown under Policy Data.

Policy Value

The Fixed Account Value plus the Variable Account Value plus the sum of the values of the Indexed Account(s) plus the value of the Loan Collateral Account.

Pro-Rata Basis

Method for allocating amounts to or from the Fixed Account and each of the Subaccounts. It is proportional to the value (minus the value of the SDCA source account that is part of an SDCA arrangement) that each bear to the total Policy Value minus the value of the Loan Collateral Account, the sum of the values of the Indexed Account(s), and the value of the SDCA source account that is part of an SDCA arrangement.

The following definitions will be added to the DEFINITIONS section of Your policy:

Eligible Account(s)

The Subaccounts, the Fixed Account and/or Indexed Account(s) used to determine if, at segment maturity, any changes to segment maturity reallocations are needed when there is an outstanding indexed loan. Eligible Account(s) are shown under Policy Data.

Ineligible Account(s)

The Subaccounts, the Fixed Account and/or Indexed Account(s) that are not Eligible Accounts.

Loan Collateral Account

The portion of the Policy Value held in our general investment account that reflects amounts transferred from the Subaccounts, the Fixed Account and/or the Indexed Account(s) as collateral when a fixed loan is taken, or interest is payable on a fixed loan as described in the Policy Loan section.

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The provision titled Policy Value in the POLICY VALUES section of Your policy is hereby deleted in its entirety and replaced with the following:

Policy Value

On a given date the Policy Value equals the Fixed Account value plus the Variable Account Value plus the sum of the values of the Indexed Account(s) plus the value of the Loan Collateral Account.

The Fixed Account Value and Variable Account Value provisions in the POLICY VALUES section of Your policy is hereby deleted in its entirety and replaced with the following:

Fixed Account Value

On the Policy Date, the Fixed Account value equals:

1.	the portion of the initial Net Premiums allocated to the Fixed Account, plus any interest credited on such portion before the Policy Date; minus

2.	the portion of the monthly deduction taken from the Fixed Account for the first policy month.

On any subsequent date, the Fixed Account value will be calculated as:

(a) + (b) + (c) + (d) + (e) + (f) + (g) + (h) - (i) - (j) - (k) – (l) – (m)

where:

(a)	is the Fixed Account value as of the prior day;

(b)	is interest earned on (a) above since the prior day;

(c)	is the portion of Net Premiums allocated to the Fixed Account and received since the prior day;

(d)	the amount of any transfers from the Subaccounts or interim accounts to the Fixed Account since the prior day;

(e)	is the amount of any transfers from the Loan Collateral Account to the Fixed Account due to any fixed loan repayment since the prior day;

(f)

if the date of calculation is a Policy Anniversary and there is an outstanding fixed loan on the policy, is the amount of any transfer from the Loan Collateral Account to the Fixed Account for loan interest credited since the last Policy Anniversary;

(g)	is the portion of segment maturity values of any Indexed Account reallocated to the Fixed Account since the prior day;

(h)	is any applicable policy value credit allocated to the Fixed Account since the prior day;

(i)	is the amount of any transfers from the Fixed Account to any Subaccounts or Indexed Accounts since the prior day;

(j)

is the amount of any transfers from the Fixed Account to the Loan Collateral Account due to any of the following since the prior day: a fixed loan taken, a change from an indexed loan to a fixed loan; or interest payable on Indebtedness on a fixed loan;

(k)

if the date of calculation is a Policy Anniversary and there is an outstanding indexed loan on the policy, is the amount of any applicable transfer to the indexed loan base account due to an indexed loan reallocation of value at Policy Anniversary;

(l)	is the amount of any partial surrender and partial surrender fees taken from the Fixed Account since the prior day; and

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(m)	if the date of calculation is a Monthly Date, the portion of the monthly deduction taken from the Fixed Account.

Variable Account Value

The Variable Account Value is the sum of the values of the Subaccounts. On the Policy Date, the value of each Subaccount equals:

1.	the portion of the initial Net Premiums allocated to the Subaccount, plus any fixed interest credited on such portion before the Policy Date; minus

2.	the portion of the monthly deduction taken from the Subaccount for the first policy month.

On any subsequent date, the value of each Subaccount is calculated as:

(a) + (b) + (c) + (d) + (e) + (f) + (g) - (h) – (i) – (j) – (k) – (l)

where:

(a)	is the value of the Subaccount on the preceding Valuation Date, multiplied by the net investment factor for the current Valuation Period;

(b)	is the portion of Net Premiums allocated to the Subaccount and received during the current Valuation Period;

(c)	is the amount of any transfers from other Subaccounts, the Fixed Account, or interim accounts during the current Valuation Period;

(d)	is the amount of any transfers from the Loan Collateral Account to the Subaccounts due to any fixed loan repayment during the current Valuation Period;

(e)

if a Policy Anniversary occurred during the current Valuation Period and there is an outstanding fixed loan on the policy, is the amount of any transfer from the Loan Collateral Account to the Subaccounts for loan interest credited since the last Policy Anniversary;

(f)	is the portion of segment maturity values of any Indexed Account reallocated to the Subaccounts during the current Valuation Period;

(g)	is any applicable policy value credit allocated to the Subaccount during the current Valuation Period;

(h)	is the amount of any transfers from the Subaccount to other Subaccounts, any Indexed Account, or the Fixed Account during the current Valuation Period;

(i)

is the amount of any transfers from the Subaccount to the Loan Collateral Account due to any of the following during the current Valuation period: a fixed loan taken, a change from an indexed loan to a fixed loan; or interest payable on Indebtedness on a fixed loan;

(j)

if a Policy Anniversary occurred during the current Valuation Period and there is an outstanding indexed loan on the policy, is the amount of any applicable transfer to the indexed loan base account due to an indexed loan reallocation of value at Policy Anniversary;

(k)	is the amount of any partial surrender and partial surrender fees taken from the Subaccount during the current Valuation Period; and

(l)	is the portion of any monthly deduction during the current Valuation Period allocated to the Subaccount for the policy month following the Monthly Date.

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The following provision titled Loan Collateral Account Value has been added to the POLICY VALUES section of Your policy:

Loan Collateral Account Value

When a fixed loan is taken, the value of the Loan Collateral Account will equal the amount of the loan. When a loan is changed from an indexed loan to a fixed loan, the value of the Loan Collateral Account will equal the amount of Indebtedness on the date of the change.

On any subsequent date when a fixed loan is in effect, the Loan Collateral Account Value will be calculated as:

(a) + (b) + (c) - (d) - (e)

where:

(a)	is the Loan Collateral Account value as of the prior day;

(b)	is the interest earned on (a) above since the prior day;

(c)

is the amount of any transfers from the Subaccounts, Fixed Account and/or Indexed Account(s) due to additional fixed loans taken or interest payable on Indebtedness on a fixed loan since the prior day;

(d)

is any transfers from the Loan Collateral Account to the Subaccounts, Fixed Account and/or Indexed Account(s) due to a fixed loan repayment or a change from a fixed loan to an indexed loan since the prior day;

(e)

if the calculation date is a Policy Anniversary, is the amount of any transfers from the Loan Collateral Account to the Subaccounts, Fixed Account and/or Indexed Account(s) for loan interest credited on a fixed loan since the last Policy Anniversary.

The paragraph titled Interim Account Value in the INDEXED ACCOUNT provision of Your policy is hereby deleted in its entirety and replaced with the following:

Interim Account Value

On the start date of a new segment of an Indexed Account, the value of the corresponding interim account equals zero.

On any subsequent date, the value of the interim account will be calculated as:

(a) + (b) + (c) + (d) + (e) + (f) + (g) + (h) + (i) – (j) – (k) – (l) – (m)

where:

(a)	is the interim account value as of the prior day;

(b)	is interest earned on (a) above since the prior day;

(c)	is the portion of Net Premiums allocated to the corresponding Indexed Account and received since the prior day;

(d)	is the amount of any transfers from the Fixed Account, Subaccounts and other Indexed Accounts’ interim account to the Indexed Account, since the prior day;

(e)	is the amount of any transfers from the Loan Collateral Account to the Indexed Account due to a fixed loan repayment or a change from a fixed loan to an indexed loan since the prior day;

(f)

if the date of calculation is a Policy Anniversary and there is an outstanding fixed loan on the policy, is the amount of any transfer from the Loan Collateral Account to the Indexed Account for loan interest credited since the last Policy Anniversary;

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(g)

if the date of calculation is a Policy Anniversary and there is an outstanding indexed loan on the policy, is the amount of any applicable transfer to the corresponding indexed loan base account due to an indexed loan reallocation of value at Policy Anniversary;

(h)	is the portion of segment maturity values of any Indexed Account reallocated to the Indexed Account since the prior day;

(i)	is any applicable policy value credit allocated to the Indexed Account since the prior day;

(j)	is the amount of any transfers from the interim account to other Indexed Accounts, any Subaccount or the Fixed Account since the prior day;

(k)

is the amount of any transfers from the interim account to the Loan Collateral Account due to any of the following since the prior day: a fixed loan taken; a change from an indexed loan to a fixed loan; or interest payable on Indebtedness on a fixed loan since the prior day;

(l)	is the amount of any partial surrender and partial surrender fees taken from the interim account since the prior day; and

(m)	if the date is a Monthly Date, the portion of the monthly deduction taken from the interim account.

The first paragraph of the Order of Deductions from the Indexed Accounts provision in the POLICY VALUES section of Your policy is hereby deleted in its entirety and replaced with the following:

Any deduction from the Policy Value will be taken from the Fixed Account and Subaccounts until exhausted.

The last paragraph of the Order of Deductions from the Indexed Accounts provision in the POLICY VALUES section of Your policy is hereby deleted in its entirety and replaced with the following:

Such deductions include monthly deductions, partial surrenders, partial surrender fees, any fixed loans taken, transfers due to a change from an indexed loan to a fixed loan, any interest charged on Indebtedness on a fixed loan and any other adjustments to the Policy Value as a result of exercising a policy provision or rider.

The provision titled Interest Rate Used to Determine the Fixed Account and Interim Account Value in the POLICY VALUES section of Your policy is hereby deleted in its entirety and replaced with the following:

Interest Rates Used to Determine the Fixed Account, Interim Account and Loan Collateral Account Value

The interest rate applied in the calculation of the value of the Fixed Account, interim account(s) and Loan Collateral Account is the guaranteed interest shown under Policy Data.

Interest in excess of the guaranteed rate may be applied in the calculation of the value of the Fixed Account and interim account(s). Excess interest rates used for the Fixed Account and interim account(s) may be different. Any change in excess interest rates will be determined by Us based on Our expectations as to the future investment earnings. Interest in excess of the guaranteed interest rate is nonforfeitable except indirectly due to any applicable surrender charges.

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The provision titled Transfer Restriction Period in the INDEXED ACCOUNT(S) section of Your policy is hereby deleted in its entirety and replaced with the following:

Transfer Restriction Period

A transfer restriction period is a 12-month period of time which begins on any date a deduction is taken from a segment of any Indexed Account prior to segment maturity due to a fixed loan taken, including a change from an indexed loan to a fixed loan, or withdrawal that is not part of a systematic distribution program. Any deduction from the Indexed Account(s) due solely to an increase in Indebtedness from interest charged on a fixed loan will not trigger the start of a transfer restriction period.

During this period the following restrictions apply:

1.	no transfers from the Fixed Account or Subaccounts to any Indexed Account will be allowed;

2.	Indexed Account premium allocation percentages will change to allocate all premium and fixed loan repayments to the Fixed Account; and

3.	no changes from a fixed loan to an indexed loan will be allowed.

We reserve the right to shorten or eliminate the transfer restriction period.

Upon expiry of the transfer restriction period, We must receive Your Written Request or other requests acceptable to Us in order to transfer any amount in the Fixed Account or Subaccounts to any Indexed Account, to change the premium allocation percentage, or to change from a fixed loan to an indexed loan.

The POLICY LOANS section of Your policy is hereby deleted in its entirety and replaced with the following:

Borrowing Money on this Policy

By Written Request or other requests acceptable to Us, You may obtain a loan from Us at any time before the Insured’s (or, if a survivorship policy, the last surviving Insured’s) death whenever this policy has a Cash Surrender Value. This policy is the only security required for Your loan. A loan must be for at least $500.

We will process Your loan request as soon as possible. We reserve the right to postpone Your loan for not more than six months unless the loan is used to pay premiums on any policies You have with Us.

Various provisions of this policy may be affected by loans, including the minimum initial premium guarantee and the no-lapse guarantee as described in the Premiums section.

Loan Options

Prior to the Insured’s (or, if a survivorship policy, Youngest Insured’s) Attained Insurance Age 120 Anniversary, there are two loan types available: a fixed loan or an indexed loan. When requesting a loan, You must select either a fixed loan or an indexed loan option. Only one loan type can be in effect at any time. If there is existing Indebtedness on Your Policy, any additional loan request will be the same loan type as the existing Indebtedness unless You request to switch loan types (information on switching loan types is described in this section).

On or after the Insured’s (or, if a survivorship policy, Youngest Insured’s) Attained Insurance Age 120 Anniversary, only fixed loans are available.

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We reserve the right to stop offering indexed loans at any time. You will be notified in writing if We stop offering indexed loans.

Fixed Loan

When a fixed loan is taken or fixed loan interest is payable, an amount equal to the loan or loan interest will be transferred from the Subaccounts, Fixed Account and/or Indexed Account(s) to the Loan Collateral Account. If You do not specify the percentages for the allocation of the loan from the Fixed Account and each Subaccount, the loan will be taken from accounts in the following order:

1.	The Fixed Account and Subaccounts, not including the value of the SDCA source account that is part of an SDCA arrangement, on a Pro-Rata Basis until exhausted.

2.	Any remaining amount will be taken from value of the SDCA source account that is part of an SDCA arrangement until exhausted.

3.

Any remaining amount will be taken from the Indexed Accounts. Refer to the Order of Deductions from the Indexed Accounts provision of the Indexed Account Endorsement for additional information on the order that any transfer amount will be taken from the interim accounts and segments of the Indexed Accounts.

If there is an outstanding fixed loan on a Policy Anniversary, interest credited to the Loan Collateral Account since the last Policy Anniversary will be transferred to the Subaccounts, the Fixed Account and/or Indexed Account(s) according to the premium allocation percentages in effect.

Indexed Loan

Beginning on the indexed loan availability date shown under Policy Data, You may elect an indexed loan instead of a fixed loan. Unlike a fixed loan, when an indexed loan is taken there is no transfer of value from the Subaccounts, the Fixed Account and/or Indexed Account(s) to the Loan Collateral Account. Instead, Policy Value in the Indexed Accounts is used as collateral for the loan. To ensure enough Policy Value remains in the Indexed Accounts to serve as collateral for an indexed loan, the following may occur:

Indexed Loan Reallocation of Segment Maturity Values

If, at segment maturity of a segment on any Indexed Account, outstanding Indebtedness is greater than the value of the Eligible Account(s), We reserve the right to transfer a portion of the segment maturity value due to be reallocated to the Ineligible Account(s) to the indexed loan base account is shown under Policy Data.

The maximum amount that would be transferred is the amount of outstanding Indebtedness less the value of the Eligible Account(s).

Any segment maturity value amount transferred to the indexed loan base account will be taken from the segment maturity value reallocated to Ineligible Account(s) in the following order:

1.	Proportionately from ineligible Indexed Account(s) based on the segment maturity value due to be reallocated to those Ineligible Account(s).

2.

Any remaining amount will be taken proportionately from Ineligible Accounts that are Subaccounts and the Fixed Account, not including the value of the SDCA source account that is part of an SDCA arrangement, based on the segment maturity value due to be reallocated to those Ineligible Account(s).

3.	Any remaining amount to be taken from the SDCA source account that is part of an SDCA arrangement.

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Any reference to the value of the Eligible Account(s) in this section shall include the value of any segment maturity amounts due to be reallocated to the Eligible Account(s) on this date.

We reserve the right to change the Eligible Account(s) and/or the indexed loan base account. You will be notified in writing if a change is made.

Indexed Loan Reallocation of Value at Policy Anniversary

If, at Policy Anniversary when loan interest is payable, outstanding Indebtedness is greater than the sum of the value of the Indexed Account(s), We reserve the right to transfer value in the Fixed Account and Subaccounts to the indexed loan base account shown under Policy Data.

The maximum amount that would be transferred to the indexed loan base account is the amount outstanding indebtedness less the sum of the value of the Indexed Account(s).

Any Policy Value transferred to the indexed loan base account will be taken from accounts in the following order:

1.	Subaccounts and the Fixed Account, not including the value of the SDCA source account that is part of an SDCA arrangement, on a Pro-Rata Basis until exhausted.

2.	Any remaining amount to be taken from the SDCA source account that is part of an SDCA arrangement.

Maximum Loan Value of this Policy

When a fixed loan is taken, You can borrow an amount up to 90% of the available loan value.

When an indexed loan is taken, You can borrow an amount up to the lesser of:

1.	90% of the available loan value.

2.	The sum of the value of the Indexed Account(s).

The available loan value is the Policy Value minus surrender charges, minus any existing Indebtedness. We calculate the Policy Value as of the date of the loan. In determining the maximum loan value, We reserve the right to subtract monthly deductions and loan interest for three months.

Interest Rate for a Policy Loan

The fixed and indexed loan interest rate(s) are shown under Policy Data. Interest is charged daily and payable at the end of the policy year. If interest is not paid when it is due, it will be added to Your Indebtedness and charged the same interest rate as Your loan.

Any change in the loan interest rate will apply to all policies of the same class and duration. The loan interest rate will be based on Our expectations of future investment earnings, persistency, expenses, and/or federal and state tax assumptions.

Loan Repayment

Your loan can be repaid in full or in part at any time before the Insured’s (or, if a survivorship policy, last surviving Insured’s) death and while this policy is In Force. A loan that exists at the end of the grace period may not be repaid unless this policy is reinstated.

Repayments should be clearly marked as “loan repayments”; otherwise, they will be credited to this policy as premiums. Loan repayments must be in amounts of at least $25.

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Loan repayments on a fixed loan will be allocated from the Loan Collateral Account to the Subaccounts, the Fixed Account and/or Indexed Account(s) according to Your premium allocation percentages in effect.

Failure to Repay a Loan

Failure to repay a loan or to pay loan interest will not Terminate this policy unless the Cash Surrender Value is insufficient to cover the monthly deduction as provided in the Grace Period provision. This would happen if Indebtedness exceeded the Policy Value minus surrender charges.

Change from a Fixed Loan to an Indexed Loan

Twelve months following the later of the date of an initial loan or the date a change from an indexed loan to a fixed loan has occurred, You may change from a fixed loan to an indexed loan, by Written Request. Any amount in the Loan Collateral Account, including any loan interest earned, will be transferred to the indexed loan base account as shown under Policy Data.

Changes from a fixed loan to an indexed loan are not allowed in the following circumstances:

1.	when the policy is in a transfer restriction period; or

2.	after the Insured’s (or, if a survivorship policy, the Youngest Insured’s) Attained Insurance Age 120 Anniversary.

Change from an Indexed Loan to a Fixed Loan

Twelve months following the later of the date of an initial loan or the date a change from a fixed loan to an indexed loan has occurred, You may change from an indexed loan to a fixed loan, by Written Request. An amount equal to outstanding Indebtedness will be transferred to the Loan Collateral Account from accounts in the following order:

1.	The Fixed Account and Subaccounts, not including the value of the SDCA source account that is part of an SDCA arrangement, on a Pro-Rata Basis until exhausted.

2.	Any remaining amount will be taken from value of the SDCA source account that is part of an SDCA arrangement until exhausted.

3.

Any remaining amount will be taken from the Indexed Accounts. Refer to the Order of Deductions from the Indexed Accounts provision of the Indexed Account Endorsement for additional information on the order that any transfer amount will be taken from the interim accounts and segments of the Indexed Accounts.

A transfer restriction period will start if the transfer from an indexed loan to a fixed loan results in value to be taken from the segment of any Indexed Account.

On the Insured’s (or, if a survivorship policy, Youngest Insured’s) Attained Insurance Age 120 Anniversary any existing indexed loan will be changed to a fixed loan.

Effect of Other Riders on Indexed Loans

Upon exercising the benefit on an Overloan Protection Benefit, any existing indexed loan will be changed to a fixed loan and changes from a fixed loan to an indexed loan are no longer allowed.

When We receive notice of claim for any rider paying benefits due to chronic or terminal illness, any existing indexed loan will be changed to a fixed loan. Changes from a fixed loan to an indexed loan is not allowed while on claim.

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Effect of Loan Options on Other Riders

For the purposes of determining the lien rate if benefits are advanced under an Accelerated Benefit Rider for Terminal Illness, the policy loan interest rate shall be deemed to be the fixed loan interest rate.

This endorsement is issued as of the Policy Date of this policy.

RiverSource Life Insurance Company

Vice President – Service Operations

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